Exhibit 3.2

ABITIBI-CONSOLIDATED INC.

BY-LAW NUMBER 1

RELATING GENERALLY TO THE REGULATION

OF THE BUSINESS AND AFFAIRS

OF THE COMPANY

By-Law No. 1 was approved and ratified by the shareholders of ABITIBI-PRICE INC., at a meeting held in Toronto (Ontario) on May 29th 1997 and by the shareholders of STONE-CONSOLIDATED CORPORATION, at a meeting held in Montreal (Quebec) on May 29th 1997.

BY-LAW NO. 1

A By-Law Relating Generally to the Regulation

of the Business and Affairs of

ABITIBI-CONSOLIDATED INC.

(the “Corporation”)

1.	DIRECTORS

1.1.	Place of Meetings. Meetings of directors may be held at any place within or outside of Canada.

1.2. Calling of and Notice of Meetings. Meetings of the board shall be held at such times and places as the Chairman of the board, any Vice-Chairman of the board, the President or any two directors may determine. Written or oral notice of a time and place of each meeting of the board shall be given to each director at least 48 hours before the meeting, except that no notice shall be necessary if all the directors are present, or if a quorum is present and those directors who are absent waive notice of the meeting. A notice of the meeting of the board need not specify the business to be transacted at the meeting except as may be required by the Act. The accidental failure to give notice of a meeting of the board to a director or any error in such notice shall not invalidate any action taken at the meeting. It shall not be necessary to give notice of the first meeting of the board to be held following the election of directors at a shareholders’ meeting if a quorum is present at the board meeting.

1.3. Presiding Officer. The Chairman of the board or, if he is not present, any Vice-Chairman of the board, or if he is not present, the President if he is a director shall act as chairman of a meeting of directors or, in the absence of all of them, the directors present shall elect a chairman from among themselves.

1.4. Quorum and Voting. A majority of the number of directors if present at the commencement of the meeting shall constitute a quorum for the transaction of business at any meeting of the board, provided that, after the commencement of the meeting, one-third of the number of directors shall constitute a quorum for the transaction of business at the meeting. If there is no quorum at a meeting, a majority of the directors present may adjourn the meeting to a fixed time and place, but no other business may be transacted. Notice of the adjourned meeting shall be given to each director in accordance with the provisions of section 1.2 hereof. At all meetings of the board every question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairman of the meeting shall not be entitled to a second or casting vote.

1.5. Compensation, The board shall determine the compensation of its directors, which determination may be evidenced by publication of such information in any publicly available document such as a management proxy circular or similar document

2.	COMMITTEES

2.1. Committees. The board may appoint one or more committees of directors, however designated, and delegate to such committees any of the powers of the board except those which pertain to items which, under the laws governing the Corporation, a committee of directors has no authority to exercise. Appointments to any committee may be made for such period of time as the board determines subject, however, to change by the board and to the committee member continuing to be a director. Unless otherwise determined by the directors each committee shall have power to fix its quorum and to regulate its procedure.

3.	OFFICERS

3.1. Officers. The board shall elect or appoint a President and such officers having such policy-making or other functions as the board sees fit. The board at their first meeting after their election may elect from among the directors a Chairman of the board. The Chairman of the board and the President may be the same person.

4.	PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

4.1. Indemnification. Subject to the limitations contained in the Act but without limit to the right of the Corporation to indemnify any person under the Act or otherwise, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer or a director or officer of the Corporation of such body corporate, if (a) he acted honestly and in good faith with a view to the best interests of the Corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

In the circumstances where it is permitted by the laws governing the Corporation, the Corporation shall also indemnify a person referred to in the preceding paragraph in respect of an action by or on behalf of the Corporation or a company referred to in the preceding paragraph to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or a company referred to in the preceding paragraph against all costs, charges and expenses reasonably incurred by him in connection with such action. Where any such indemnification is subject or conditional upon the approval or consent of any court or of any governmental body or regulatory authority, the Corporation will exercise all reasonable efforts to obtain, or assist in obtaining, or facilitate the obtaining of such approval or consent.

The Secretary, or any other officer of the Corporation, shall advise all such directors and officers, including those elected or appointed subsequent to the passing of this By-Law, of the contents of this section 4.1.

4.2. Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 4.1 to the extent permitted by the Act.

5.	MEETINGS OF SHAREHOLDERS

5.1. Place and Time. Meetings of shareholders of the Corporation shall be held at such place and at such time as the board of directors, the Chairman of the board or the President may determine.

5.2. Notice of Meetings. The accidental failure to give notice of a meeting of shareholders to any person entitled thereto or any error in such notice shall not invalidate any action taken at the meeting.

53. Persons Entitled to be Present. The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors, the auditors and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws of the Corporation to be present at the meeting, and any other person who is permitted by the Corporation to be present at the meeting.

5.4. Presiding Officer. The Chairman of the board, the President or a director or any other person designated by the board or by the directors present at the meeting of shareholders shall act as chairman of such meeting. The chairman of the meeting shall appoint a person to act as secretary of the meeting. The chairman of the meeting shall conduct the meeting and determine its procedure in all respects.

55. Scrutineer. At any meeting of shareholders, the chairman of the meeting may appoint one or more persons, who may but need not be shareholders, to serve as scrutineer with such duties as the chairman may prescribe.

5.6. Quorum. Two or more persons present in person and representing, in their own right or by proxy, not less than 20% in number of the shares entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of shareholders.

5.7. Voting. Voting at any meeting of shareholders shall be by a show of hands except where, either before or after a show of hands, a ballot is required by the chairman of the meeting or is requested by any person present and entitled to vote at the meeting. On a show of hands, each person present and entitled to vote at the meeting shall have one vote and a declaration by the chairman of the meeting of the result of the vote shall be conclusive evidence of the fact. On a ballot, each shareholder present in person or represented by a proxy at the meeting and entitled to vote thereat shall, subject to the Articles, have one vote for each share in respect of which he is entitled to vote at the meeting. Any ballot shall be taken in such manner as the chairman of the meeting directs.

5.8. Adjournment of Meetings. The chairman of any meeting of shareholders may, with the consent of the meeting and subject to such conditions as the meeting may decide, adjourn the same from time to time. Any business may be brought before or dealt with at any adjourned meeting which might have been brought before or dealt with at the original meeting.

6.	SHARES

6.1. Share Certificates. Share certificates shall bear the signatures of (i) the Chairman of the board or the President and (ii) the Secretary or any Assistant Secretary of the Corporation, provided that the signature of the Chairman of the board or of the President may be printed or otherwise mechanically reproduced thereon and, should the Corporation have appointed a transfer agent and registrar, the signature of the Secretary or any Assistant Secretary may also be printed or otherwise mechanically reproduced on such certificates.

6.2. Lost Share Certificates. The transfer agent and registrar of any shares of the Corporation are hereby authorized, upon receipt of instructions from the Chairman of the board, the President, the Secretary or any Assistant Secretary, to issue, countersign and register in the name of such person or respective persons as may be specified in such instructions a new certificate or certificates for the respective numbers, classes and series of shares of the Corporation for which the certificates have been apparently lost, destroyed or wrongfully taken; provided, however, that any such new certificate shall not be issued, countersigned or registered by the transfer agent and registrar unless and until the transfer agent and registrar has been furnished with a bond of a surety company, carrying on business in Canada, in favour of the Corporation and the transfer agent and registrar (such bond to be in form approved by the transfer agent and registrar and the Corporation) indemnifying the Corporation, the transfer agent and registrar against all losses, costs and expenses of whatsoever nature and kind which may at any time be incurred by the Corporation, and/or the transfer agent and registrar by reason of the issuance and countersigning of any such new certificate, and also have been furnished with a statutory declaration verifying the loss, destruction or wrongful taking of such certificate in form and terms approved by the transfer agent and registrar of the Corporation; provided further, however, that an officer of the Corporation may waive by notice in writing to the transfer agent and registrar the furnishing of a bond as aforesaid in such circumstances as the said officer may deem necessary or advisable.

7.	DIVIDENDS

7.1. Dividends. The mailing or other transmission to any shareholder of the Corporation, at his address as recorded in the Corporation’s share register, of a cheque payable to his order for the amount of any dividend payable in cash shall discharge the Corporation’s liability for the dividend to the extent of the amount of the cheque plus the amount of any tax which the Corporation has withheld, unless the cheque is not paid on due presentation. In the event of the non-receipt of any cheque for a dividend payable in cash, the Corporation shall issue to the shareholder a replacement cheque for the same amount on such reasonable terms as to indemnity and evidence of non-receipt as the board, or any officer or agent designated by the board, may require. In any event, the rights of any shareholder in respect of dividends shall be limited to receiving, without interest, the amount of any dividend declared less the amount of any tax which the Corporation has property withheld.

8.	BUSINESS OF THE CORPORATION

8.1. Execution of Instruments. Any instrument in writing requiring the signature of the Corporation may be signed by any one of the Chairman or the President acting by himself, any two officers or directors of the Corporation, or any one or more persons as the board of directors may otherwise authorize and any such authorization may be general or confined to specific instances. Any instruments in writing so signed shall be binding upon the Corporation without any further authorizations or formality.

The term “instruments in writing” as used herein shall, without limiting the generality thereof, include contracts, documents, powers of attorney, deeds, mortgages, hypothecs, charges, conveyances, transfers and assignments of property, real or personal, immovable or movable, agreements, releases, receipts and discharges for the payment of money or other obligations on behalf of the Corporation, conveyances, transfers and assignments of shares, stocks, bonds, debentures or other securities, instruments of proxy and all paper writings not referred to in section 8.2 hereof.

8.2. Corporate Seal The corporate seal, if any, shall be in such form as the board may from time to time adopt.

8.3. Fiscal Year. Until changed by resolution of the directors, the fiscal year of the Corporation shall terminate on the 31st day of December in each year.

9.	INTERPRETATION

9.1. In this by-law and all other by-laws of the Corporation terms used that are defined in the Act shall have the respective meanings given to those terms in the Act; words importing the singular number only shall include the plural and vice versa; words importing the masculine gender shall include the feminine and neuter genders; words importing persons shall include an individual, partnership, association, body corporate, trustee executor, administrator or legal representative and any number or aggregate of person; “Articles” means the Articles of the Corporation as amended or restated from time to time; “board” shall mean the board of directors of the Corporation; “Canada Business Corporations Act” or “Act” shall mean the Canada Business Corporations Act, R.S.C. 1985, c. C-44 or any statute that may be substituted therefor, in either case as from time to time amended; and “meeting of shareholders” shall mean and include an annual meeting of shareholders and a special meeting of shareholders.

9.2. Invalidity of Any Provisions of this By-Law. The invalidity or unenforceability of any provision of the by-law shall not affect the validity or enforceability of the remaining provisions of this by-law.

10.	COMING INTO FORCE

10.1. Effective Date. This by-law shall come into force on the date on which the amalgamation of Abitibi-Price Inc. and Stone-Consolidated Corporation takes effect.